Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Third Quarter 2009 Results

•	Sabine Pass LNG receiving terminal fully operational.

•	Estimated annualized distribution is $1.70.

Houston, Texas – November 6, 2009 – For the quarter and nine months ended September 30, 2009, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported net income of $69.5 million and $125.0 million, or $0.43 and $0.77 per limited partner unit, respectively, compared with a net loss $10.9 million and $49.9 million, or ($ 0.07) and ($ 0.31) per limited partner unit, respectively, for the same periods in 2008. As of September 30, 2009, construction of the Sabine Pass LNG receiving terminal was substantially complete and fully operational with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.

Results from operations

From operations, Cheniere Partners reported income of $106.4 million and $224.0 million, respectively, for the quarter and nine months ended September 30, 2009 compared to a loss of $10.0 million and $16.9 million, respectively, for the same 2008 periods.

Revenues for the quarter and nine months ended September 30, 2009 were $128.5 million and $286.8 million, respectively. Revenues primarily include capacity payments received from customers in accordance with their terminal use agreements (“TUAs”). The Cheniere Marketing, LLC TUA became effective in October 2008, the Total Gas and Power North America, Inc. TUA became effective April 1, 2009 and the Chevron U.S.A., Inc. TUA became effective July 1, 2009.

Total operating expenses for the quarter and nine months ended September 30, 2009 were $22.2 million and $62.7 million, respectively, compared to $10.0 million and $16.9 million for the comparable 2008 periods.  LNG receiving terminal operating expenses were $7.6 million and $22.8 million, respectively, for the quarter and nine months ended September 30, 2009 compared to $3.7 million and $3.9 million for the comparable 2008 periods.  Depreciation and amortization expenses were $8.9 million and $22.7 million, respectively, for the quarter and nine months ended September 30, 2009 compared to $1.9 million and $1.9 million for the comparable 2008 periods.  These costs increased in both periods primarily due to the commencement of operations at the terminal in the second half of 2008.  General and administrative expenses for the quarter and nine months ended September 30, 2009 were $5.7 million and $17.2 million, respectively, compared to $4.1 million and $8.6 million in the comparable 2008 periods.  General and administrative expenses increased for the nine months ended September 30, 2009 due to the commencement of a services agreement with a subsidiary of Cheniere Energy, Inc. on January 1, 2009.

Interest expense for the quarter and nine months ended September 30, 2009 was $38.1 million and $104.4 million, respectively, compared to $17.7 million and $47.6 million, respectively, for the same 2008 periods.  The increase in both periods was primarily due to less interest expense subject to capitalization during 2009.  Interest income decreased $2.1 million for the third quarter 2009 and decreased $11.3 million for the nine months ended September 30, 2009 compared to the 2008 periods due to lower interest rates in 2009 and a lower average cash balance.  In addition, the third quarter of 2009 included a $1.2 million gain on derivative instruments compared to a gain of $14.7 million for the third quarter of 2008 due to changes in natural gas commodity prices associated with hedges on LNG inventory.

Cash and Cash Equivalents

As of September 30, 2009, the Sabine Pass LNG receiving terminal was receiving capacity reservation fee payments from all three of its TUA customers.

At September 30, 2009, Cheniere Partners had cash and cash equivalents of $121.6 million.  These unrestricted funds are available for remaining construction expenditures, working capital and general purposes, including distributions to unit holders.  Construction at the Sabine Pass LNG receiving terminal was substantially complete as of the end of the third quarter 2009 and the terminal is now fully operational with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Our estimated aggregate construction, commissioning and operating cost budget through achievement of full operability is approximately $1.559 billion, excluding financing costs.  These costs are anticipated to be funded with available cash held by Sabine Pass LNG, L.P. (“Sabine Pass”).

At September 30, 2009, Cheniere Partners had restricted cash and cash equivalents of $137.3 million, including approximately $82.4 million in a permanent debt service reserve fund and $54.9 million for four months of interest as required in the Sabine Pass senior notes indenture.

Unit Distributions

Cheniere Partners estimates that its annualized distributions to unit holders will be $1.70 per unit.  Distributions for the third quarter of 2009 of $0.425 per unit will be paid to all unit holders on November 13, 2009.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Construction is substantially complete and the terminal is now operating with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 (2)	2008 (2)	2009 (2)	2008 (2)
Revenues (4)	$128,533	$—	$286,777	—
Operating costs and expenses
LNG receiving terminal development expense (4)	—	364	—	2,520
LNG receiving terminal operating expense (4)	7,562	3,703	22,838	3,881
Depreciation, depletion and amortization	8,905	1,874	22,711	1,911
General and administrative expense (4)	5,699	4,085	17,182	8,562
Total operating costs and expenses	22,166	10,026	62,731	16,874

Income (loss) from operations	106,367	(10,026)	224,046	(16,874)

Interest expense, net (4)	(38,089)	(17,737)	(104,383)	(47,629)
Interest income	65	2,169	883	12,218
Derivative gain	1,158	14,692	4,482	2,325
Other	—	5	12	35
Net Income (loss)	$69,501	$(10,897)	$125,040	$(49,925)

Allocation of net income (loss) to Partners:
Limited Partners’ Interest	68,111	(10,679)	122,539	(48,927)
General Partner’s Interest	1,390	(218)	2,501	(998)
Net Income (loss) to Partners	$69,501	$(10,897)	$125,040	$(49,925)

Basic and diluted net income (loss) per limited partner unit	$0.43	$(0.07)	$0.77	$(0.31)

Weighted average limited partners units outstanding used for basic and diluted net income (loss) per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	September 30, 2009 (3)	December 31, 2008 (3)
	(Unaudited)
Cash and cash equivalents	$121,613	$7
Restricted cash and cash equivalents	54,929	235,985
Advances to Affiliate – LNG Inventory	3,490	—
Other current assets (4)	15,145	10,111
Non-current restricted cash, cash equivalents and treasury securities	82,394	158,813
Property, plant and equipment, net	1,605,079	1,517,507
Debt issuance costs, net	27,907	30,748
Advances under long-term contracts	728	10,705
Advances to Affiliate – LNG Held for Commissioning (4)	—	9,923
Other assets	7,665	5,036
Total assets	$1,918,950	$1,978,835

Current liabilities (4)	$166,934	$107,003
Long-term debt, net of discount	2,181,855	2,107,673
Long-term debt – Related party	—	70,661
Deferred revenue, including affiliate	41,860	42,471
Other liabilities (4)	331	2,712
Total partner’s deficit	(472,030)	(351,685)
Total liabilities and partners’ deficit	$1,918,950	$1,978,835

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and nine months ended September 30, 2009 and 2008.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259